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                                    EX-99.B4
     Individual Flexible Purchase Payment Deferred Variable Annuity Contract




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                            [FIRST VARIABLE LIFE LOGO]

                      FIRST VARIABLE LIFE INSURANCE COMPANY
                              LITTLE ROCK, ARKANSAS


FIRST VARIABLE LIFE INSURANCE COMPANY (the "Company") will make Annuity Payments to the Annuitant starting on the Annuity Date subject to the terms of this Contract.

This Contract is issued in return for the Application and payment of the initial Purchase Payment. A copy of the Application is attached to and made a part of the Contract.

TEN DAY FREE LOOK--Within 10 days of the date of receipt of this Contract by the Owner, it may be returned by delivering or mailing it to the Company at its Annuity Service Center or to the agent through whom it was purchased. When this Contract is received by the Company, it will be voided as if it had never been in force. The Company will refund the Contract Value computed at the end of the Valuation Period during which this Contract is received by the Company at its Annuity Service Center.

Signed for the Company.



          /S/ Arnold R. Bergman                     /s/ John M. Soukup
               Secretary                               President



ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.


THE VARIABLE PROVISIONS OF THIS CONTRACT CAN BE FOUND ON PAGES 12 AND 13.





               INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT WITH
                 FLEXIBLE PURCHASE PAYMENTS - NON-PARTICIPATING

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                                TABLE OF CONTENTS

Contract Data Page.................................................................................................4
Definitions........................................................................................................6
Purchase Payment Provisions........................................................................................7
    Purchase Payments..............................................................................................7
    Subsequent Purchase Payments...................................................................................7
    Allocation of Purchase Payments................................................................................7
    No Default.....................................................................................................7
Separate Account Provisions........................................................................................7
    The Separate Account...........................................................................................7
    Investments of the Separate Account............................................................................7
    Valuation of Assets............................................................................................8
    Separate Account Management Fee................................................................................8
    Accumulation Unit..............................................................................................8
    Mortality and Expense Risk Charge..............................................................................8
    Administrative Charge..........................................................................................8
    Mortality and Expense Guarantee................................................................................8
Contract Value Provision...........................................................................................8
    Contract Value.................................................................................................8
Annual Contract Maintenance Charge.................................................................................9
    Deduction for Annual Contract Maintenance Charge...............................................................9
Transfer Provisions................................................................................................9
    Transfers Prior to the Annuity Date............................................................................9
    Transfers During the Annuity Period............................................................................9
Withdrawal Provisions.............................................................................................10
    Withdrawal  10
    Withdrawal Charge.............................................................................................10
Death Benefits....................................................................................................10
    Death of Annuitant............................................................................................10
    Death of Owner................................................................................................10
    Payment of Death Benefit......................................................................................11
Annuity Provisions................................................................................................11
    General.......................................................................................................11
    Annuity Date..................................................................................................11
    Selection of an Annuity Option................................................................................11
    Frequency and Amount of Annuity Payments......................................................................12
    Annuity Options ..............................................................................................12
    Option A. Life Annuity........................................................................................12
         Option B. Life Annuity With Periods Certain of 60, 120, 180 or 240 Months................................12
         Option C. Joint and Survivor Annuity.....................................................................12
         Option D. Joint and Contingent Annuity...................................................................12
         Option E. Fixed Payments for a Period Certain............................................................12
    Annuity.......................................................................................................12
    Fixed Annuity.................................................................................................12
    Variable Annuity..............................................................................................13
    Annuity Unit..................................................................................................13
    Mortality Tables..............................................................................................13
    Supplementary Agreement.......................................................................................14
Suspension or Deferral of Payments................................................................................14
Annuitant, Ownership, Assignment Provisions.......................................................................14
     Annuitant....................................................................................................14
     Owner........................................................................................................14
     Joint Owner..................................................................................................14
     Assignment...................................................................................................15
Beneficiary Provisions............................................................................................15
     Beneficiary..................................................................................................15

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
     Change of Beneficiary........................................................................................15
General Provisions................................................................................................15
     The Contract.................................................................................................15
     Misstatement of Age..........................................................................................15
     Incontestability.............................................................................................15
     Modification.................................................................................................15
     Non-Participating............................................................................................15
     Evidence of Survival.........................................................................................15
     Proof of Age.................................................................................................15
     Protection of Proceeds.......................................................................................16
     Reports......................................................................................................16
     Taxes........................................................................................................16
     Transfer by the Company......................................................................................16
Annuity Option Tables.............................................................................................17

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                                 CAPITAL FIVE VA
                               CONTRACT DATA PAGE


ANNUITANT:  [John Doe]                          AGE AT ISSUE:    [35]

OWNER: [JOHN DOE]                               AGE AT ISSUE:    [35]

CONTRACT NUMBER: [12345]                        ISSUE DATE:      [04/01/94]

ANNUITY DATE:  [04/01/2023]

PURCHASE PAYMENTS:
    [INITIAL PURCHASE PAYMENT:              $25,000]
    [MINIMUM SUBSEQUENT PURCHASE PAYMENT:   $500]
    [MAXIMUM SUBSEQUENT PURCHASE PAYMENT:   $1 Million]

BENEFICIARY:
    As stated in the Application for this Contract unless changed in accordance with the Contract provisions.

ANNUAL CONTRACT MAINTENANCE CHARGE:
    $30.00 each Contract Year. After the Annuity Date, the Annual Contract Maintenance Charge will be collected on a monthly basis.

MORTALITY AND EXPENSE RISK CHARGE:
    Equal on an annual basis to 1.25% of the average daily net asset value of the Separate Account.

ADMINISTRATIVE CHARGE:
    Equal on an annual basis to .15% of the average daily net asset value of the Separate Account.

TRANSFERS:
    FREE TRANSFERS: 12 per Contract Year prior to the Annuity Date; 6 per Contract Year during the
    Annuity Period.
    TRANSFER FEE:  the lesser of $25 or 2% of the amount transferred.
    MINIMUM CONTRACT VALUE TO BE TRANSFERRED: $1,000 or the Owner's entire interest in the Subaccount if less.
    MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN A SUBACCOUNT AFTER A TRANSFER:
    $1,000
    SEPARATE ACCOUNT MANAGEMENT FEE:  None

WITHDRAWALS:

WITHDRAWAL CHARGE: A withdrawal charge may be deducted in the event of a withdrawal of all or a portion of the Contract Value. The Withdrawal Charge is determined by multiplying the excess of the amount withdrawn over the Free Withdrawal Amount by the applicable percentage or percentages from the Table of Withdrawal Charges below. The Withdrawal Charge Percentages are based upon the number of Contract Anniversaries that Purchase Payments have remained in the Contract before being withdrawn. Purchase Payments are deemed to be withdrawn in the order in which they are made.

FREE WITHDRAWAL AMOUNT: The annual Free Withdrawal Amount is determined as the sum of (a) 10% of Purchase Payments still subject to the Withdrawal Charge; plus
(b) the excess of the Contract Value over Purchase Payments not previously withdrawn; plus (c) any Purchase Payments no longer subject to the Withdrawal Charge. No Withdrawal Charge will be assessed upon any withdrawal unless the amount withdrawn exceeds the Free Withdrawal Amount. The cumulative total of all Withdrawal Charges is guaranteed to never exceed 8 1/2% of the total Purchase Payments.

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                          TABLE OF WITHDRAWAL CHARGES:

         CONTRACT ANNIVERSARY
            SINCE PURCHASE
               PAYMENT                                                 WITHDRAWAL CHARGE PERCENTAGE
               -------                                                 ----------------------------
                  1                                                    7% of the Purchase Payment withdrawn
                  2                                                    6% of the Purchase Payment withdrawn
                  3                                                    5% of the Purchase Payment withdrawn
                  4                                                    4% of the Purchase Payment withdrawn
                  5                                                    3% of the Purchase Payment withdrawn
                  6 and after                                                           0%

MINIMUM PARTIAL WITHDRAWAL: $1,000 or the Owner's entire interest in the Subaccount, if less

MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN A SUBACCOUNT AFTER A PARTIAL
WITHDRAWAL: $1,000

INVESTMENT OPTIONS:
      VIST Federated Prime Money Fund II Portfolio
      VIST U.S. Government Bond Portfolio
      VIST High Income Bond Portfolio
      VIST Growth Fund Portfolio
      VIST Multiple Strategies Portfolio
      VIST Matrix Equity Portfolio
      VIST World Equity Portfolio
      VIST Growth and Income Portfolio
      VIST Small Cap Fund Portfolio
      General Account

SEPARATE  ACCOUNT:  Separate Account E

VARIABLE SERVICE CENTER
      First Variable Life Insurance Company
      Variable Service Center
      PO Box 1317
      Des Moines, IA  50305-1317

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                                   DEFINITIONS

ACCUMULATION PERIOD: The period during which Purchase Payments may be made prior to the Annuity Date.

ACCUMULATION UNIT: A unit of measure used to calculate the Contract Value in a Subaccount of the Separate Account prior to the Annuity Date.

AGE: The Annuitant's age on his/her birthday nearest the date for which age is being determined.

ANNUITANT: The natural person on whose life Annuity Payments are based.

ANNUITY DATE: The date on which Annuity Payments begin. The Annuity Date is shown on the Contract Data Page.

ANNUITY PAYMENTS: The series of payments made to the Annuitant after the Annuity Date under the Option selected.

ANNUITY PERIOD: The period after the Annuity Date during which Annuity Payments are made.

ANNUITY UNIT: A unit of measure used to calculate Variable Annuity Payments after the Annuity Date.

BENEFICIARY: The person, persons or entity who will receive the death benefit.

COMPANY: First Variable Life Insurance Company.

CONTRACT ANNIVERSARY: An anniversary of the Issue Date.

CONTRACT VALUE: The sum of the Owner's interest in the Subaccounts of the Separate Account.

CONTRACT YEAR: One year from the Issue Date and from each Contract Anniversary.

FIXED ANNUITY: A series of payments made during the Annuity Period which are guaranteed as to dollar amount by the Company.

GENERAL ACCOUNT: The Company's general investment account which contains all the assets of the Company with the exception of the Separate Account and other segregated asset accounts.

INVESTMENT OPTION: An investment entity shown on the Contract Data Page.

ISSUE DATE: The date on which the Contract became effective. The Issue Date is shown on the Contract Data Page.

OWNER: The person, persons or entity entitled to all the ownership rights under this Contract and in whose name this Contract has been issued.

PORTFOLIO: A segment of an Investment Option which constitutes a separate and distinct class of shares.

PURCHASE PAYMENT: An amount paid to the Company to provide benefits under this Contract.

SEPARATE ACCOUNT: A separate investment account of the Company designated on the Contract Data Page.

SUBACCOUNT: A segment of the Separate Account representing an investment in an Investment Option or a Portfolio of an Investment Option.

VALUATION DATE: The Separate Account will be valued each day that the New York Stock Exchange is open for trading.

VALUATION PERIOD: The period beginning at the close of business of the New York Stock Exchange on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ANNUITY: A series of payments made during the Annuity Period which vary in amount with the investment experience of each applicable Subaccount.

                           PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS: The initial Purchase Payment is due on the Issue Date. The minimum and maximum subsequent Purchase Payments are shown on the Contract Data Page. The Company reserves the right to reject any Application or Purchase Payment.

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SUBSEQUENT PURCHASE PAYMENTS: Subject to the maximum and minimum shown on the
Contract Data Page, the Owner may make subsequent Purchase Payments and may increase or decrease or change the frequency of such payments.

ALLOCATION OF PURCHASE PAYMENTS: Purchase Payments are allocated to the Separate Account in accordance with the selections made by the Owner. The allocation of the initial Purchase Payment is made in accordance with the selection made by the Owner in the Application. Unless otherwise changed by the Owner, subsequent Purchase Payments are allocated in the same manner as the initial Purchase Payment. Allocation of the Purchase Payments is subject to the terms and conditions imposed by the Company.

NO DEFAULT: Unless the Owner makes a total withdrawal, this Contract will remain in force until the death of the Owner. This Contract will not be in default if subsequent Purchase Payments are not made.

                           SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT: The Separate Account is a separate investment account of the Company. It is shown on the Contract Data Page. The Company has allocated a part of its assets for this and certain other contracts to the Separate Account. The assets of the Separate Account are the property of the Company. However, they are not chargeable with the liabilities arising out of any other business the Company may conduct.

INVESTMENTS OF THE SEPARATE ACCOUNT: The Separate Account is segmented into Subaccounts. Purchase Payments applied to the Separate Account are allocated to a Subaccount of the Separate Account. The assets of the Subaccount are allocated to the Investment Option(s) and the Portfolio(s), if any, within an Investment Option shown on the Contract Data Page. The Company may, from time to time, add additional Investment Options or Portfolios to those shown on the Contract Data Page. The Owner may be permitted to transfer Contract Values to the additional Investment Options or Portfolios. However, the right to make any transfer will be limited by the terms and conditions imposed by the Company.

If any Investment Option is a separate legal entity issuing shares or other evidence of ownership and should the shares of any such Investment Option(s) or any Portfolio(s) within the Investment Option became unavailable for investment by the Separate Account, or the Company's Board of Directors deems further investment in these shares inappropriate, the Company may substitute shares of another Investment Option or Portfolio for shares already purchased under this Contract.

VALUATION OF ASSETS: Assets of the Separate Account are valued at their fair market value in accordance with procedures of the Company.

SEPARATE ACCOUNT MANAGEMENT FEE: Any fee deducted by the Company from the Separate Account for investment management is shown on the Contract Data Page.

ACCUMULATION UNIT: A Purchase Payment when allocated to the Separate Account is converted into Accumulation Units for the selected Subaccounts. The number of Accumulation Units in a Subaccount credited to this Contract is determined by dividing the Purchase Payment allocated to that Subaccount by the Accumulation Unit Value for that Subaccount as of the Valuation Period during which the Purchase Payment is allocated to the Subaccount. The Accumulation Unit Value for each Subaccount was arbitrarily set initially at $10. Subsequent Accumulation Unit Values are determined by subtracting (2) from (1) and dividing the result by (3) where:

     1. is the net result of:

        a. the assets of the Subaccount attributable to Accumulation Units; plus or minus

        b. the cumulative charge or credit for taxes reserved which is determined by the Company to have resulted from the operation or maintenance of that Subaccount.

     2. is the cumulative unpaid charge for the Mortality and Expense Risk Charge and for the Administrative Charge, which are shown on the Contract Data Page; and

     3. is the number of Accumulation Units outstanding at the end of the Valuation Period.

The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

MORTALITY AND EXPENSE RISK CHARGE: The Company deducts a Mortality and Expense Risk Charge from the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Data Page. The Mortality and Expense Risk Charge compensates the Company for assuming the mortality and expense risks under this Contract.

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ADMINISTRATIVE CHARGE: The Company deducts an Administrative Charge from the
Separate Account which is equal, on an annual basis, to the amount shown on the Contract Data Page. The Administrative Charge compensates the Company for the costs associated with the administration of this Contract and the Separate Account.

MORTALITY AND EXPENSE GUARANTEE: The Company guarantees that the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in mortality or expense experience.

                            CONTRACT VALUE PROVISION

CONTRACT VALUE: Each Purchase Payment is allocated to one or more Subaccounts of the Separate Account. A Purchase Payment allocated to a Subaccount of the Separate Account is converted into Accumulation Units. The number of Accumulation Units in a Subaccount credited to this Contract is determined by dividing the Purchase Payment allocated to that Subaccount by the Accumulation Unit Value for that Subaccount.

The Contract Value on any Valuation Date is the sum of the Owner's interest in the Subaccounts of the Separate Account. The value of the Owner's interest in a Subaccount is determined by multiplying the number of Accumulation Units attributable to that Subaccount by the Accumulation Unit Value for that Subaccount.

Withdrawals will result in the cancellation of Accumulation Units in a Subaccount.

                       ANNUAL CONTRACT MAINTENANCE CHARGE

DEDUCTION FOR ANNUAL CONTRACT MAINTENANCE CHARGE: The Company deducts an Annual Contract Maintenance Charge from the Contract Value by canceling Accumulation Units from each applicable Subaccount to reimburse it for expenses relating to maintenance of this Contract. The Annual Contract Maintenance Charge is shown on the Contract Data Page. The Annual Contract Maintenance Charge will be deducted from the Contract Value on each Contract Anniversary while this Contract is in force.

If a total withdrawal is made on other than a Contract Anniversary, the Annual Contract Maintenance Charge will be deducted at the time of withdrawal. If the Annuity Date is not a Contract Anniversary, a pro rata portion of the Annual Contract Maintenance Charge will be deducted on the Annuity Date. After the Annuity Date, the Annual Contract Maintenance Charge will be collected on a monthly basis and will result in a reduction of each Annuity Payment.

                              TRANSFER PROVISIONS

TRANSFERS PRIOR TO THE ANNUITY DATE: Prior to the Annuity Date, the Owner may transfer all or part of the Owner's interest in a Subaccount without the imposition of any fee or charge if there have been no more than the number of free transfers shown on the Contract Data Page for the Contract Year. All transfers are subject to the following:

     1. if more than the number of free transfers have been made in the Contract Year, the Company will deduct a Transfer Fee for each subsequent transfer. The Transfer Fee will be deducted from the Owner's interest in the Subaccount from which the transfer is made. However, if the Owner's entire interest in a Subaccount is being transferred, the Transfer Fee will be deducted from the amount which is transferred.

     2. the minimum which can be transferred is shown on the Contract Data Page. The minimum which must remain is shown on the Contract Data Page.

     3. the Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privilege described above.

If the Owner elects to use the transfer privilege, the Company will not be liable for transfers made in accordance with the Owner's instructions.

TRANSFERS DURING THE ANNUITY PERIOD: During the Annuity Period, the Owner may make transfers, by written request, as follows:

     1. the Owner may make a transfer of Contract Values between Subaccounts as indicated on the Contract Data Page.

     2. the Owner may, once each Contract Year, make a transfer from one or more Subaccounts to the General Account. The Owner may not make a transfer from the General Account to the Separate Account.

The amount transferred to the General Account from a Subaccount of the Separate Account will be equal to the annuity reserves for the Owner's interest in that Subaccount. The annuity reserve is the product of (a) multiplied by (b) multiplied by (c), where (a) is the number of Annuity Units representing the Owner's interest in the Subaccount per

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Annuity Payment; and (b) is the Annuity Unit Value for the Subaccount; and (C)
is the present value of $1.00 per payment period as of the Age of the

Annuitant at time of transfer for the Annuity Option, determined using the Mortality Tables used to construct the Annuity Tables contained in this Contract. Amounts transferred to the General Account will be applied under the Annuity Option elected at the Age of the Annuitant at the time of the transfer.

All amounts and Annuity Unit Values will be determined as of the end of the Valuation Period preceding the effective date of this transfer.

                              WITHDRAWAL PROVISIONS

WITHDRAWAL: Prior to the Annuity Date, the Owner may, upon written request received by the Company, make a total or partial withdrawal of the Contract Withdrawal Value. The Contract Withdrawal Value is:

     1. the Contract Value for the Valuation Period next following the Valuation Period during which a written request for a withdrawal is received at the Company; less

     2. any applicable taxes not previously deducted; less

     3. the Withdrawal Charge, if any; less

     4. the Annual Contract Maintenance Charge, if any.

A withdrawal will result in the cancellation of Accumulation Units from each applicable Subaccount in the ratio that the Owner's interest in the Subaccount bears to the total Contract Value. The Owner must specify in writing in advance which Subaccount Units are to be canceled if other than the above method is described.

The Company will pay the amount of any withdrawal within seven (7) days of receipt of a request in good order unless the Suspension or Deferral of Payments provision is in effect.

Each partial withdrawal must be for an amount which is not less than the amount shown on the Contract Data Page. The remaining Contract Value which must remain in a Subaccount after a partial withdrawal is shown on the Contract Data Page.

WITHDRAWAL CHARGE: A withdrawal charge may be deducted in the event of a withdrawal of all or a portion of the Contract Value. The Withdrawal Charge and Free Withdrawal Amounts are set out on the Contract Data Page.

                                 DEATH BENEFITS

DEATH OF ANNUITANT: Upon the death of the Annuitant prior to the Annuity Date, the Owner must designate a new Annuitant. If no designation is made within 30 days of the death of the Annuitant, the Owner will become the Annuitant. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

Upon the death of the Annuitant after the Annuity Date, the Death Benefit, if any, will be as specified in the Annuity Option elected.

DEATH OF OWNER: Upon the death of the Owner prior to the Annuity Date, the Death Benefit will be paid to the Beneficiary designated by the Owner. The Death Benefit will be the greater of:

     1. the Purchase Payments, less any withdrawals including any applicable Withdrawal Charges; or

     2.  the Contract Value.

The Death Benefit will be determined and paid as of the Valuation Period next following the date of receipt by the Company of both due proof of death and an election for the payment method. The Beneficiary can elect to have a single lump sum payment or choose one of the Annuity Options.

If a single sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the Suspension or Deferral of Payments provision is in effect.

Payment to the Beneficiary, other than in a single sum, may only be elected during the sixty-day period beginning with the date of receipt of proof of death.

The entire Death Benefit must be paid within five (5) years of the date of death unless:

     1. The Beneficiary elects to have the Death Benefit payable under an Annuity Option over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary; or

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    2. If the Beneficiary is the spouse of the Owner, the Beneficiary may elect to become the Owner of the Contract and this Contract will continue in effect.

If there are Joint Owners, any references to the death of the Owner shall mean the first death of an Owner.

PAYMENT OF DEATH BENEFIT: The Company will require due proof of death before any Death Benefit is paid. Due proof of death will be:

     1. a certified death certificate;

     2. a certified decree of a court of competent jurisdiction as to the finding of death; or

     3. any other proof satisfactory to the Company.

All Death Benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

                               ANNUITY PROVISIONS

GENERAL: On the Annuity Date, the Contract Value, less any applicable premium taxes and Annual Contract Maintenance Charge ("Adjusted Contract Values"), will be applied under the Annuity Option selected by the Owner. Annuity Payments may be made on a fixed or variable basis or both.

ANNUITY DATE: The Annuity Date is selected by the Owner at the time of the Application. The Annuity Date is shown on the Contract Data Page. The Annuity Date must be the first day of a calendar month and must be at least one month after the Issue Date. The Annuity Date must not be later than the Annuitant's 85th birthday.

Prior to the Annuity Date, the Owner, subject to the above, may change the Annuity Date. Any changes shall be in writing in such form as the Company may require. Any change must be requested at least seven (7) days prior to the new Annuity Date.

SELECTION OF AN ANNUITY OPTION: An Annuity Option is selected by the Owner at the time of the Application. If no Annuity Option is selected, Option B with a 120 month guarantee will automatically be applied. Prior to the Annuity Date, the Owner can change the Annuity Option selected. Any change shall be in writing in such form as the Company may require. Any change must be requested at least seven (7) days prior to the Annuity Date.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS: Annuity Payments are paid in monthly installments. The Adjusted Contract Value is applied to the Annuity Table for the Annuity Options selected. If the Adjusted Contract Value to be applied under an Annuity Option is less than $5,000, the Company reserves the right to make a lump sum payment in lieu of Annuity Payments. If the Annuity Payment would be or become less than $200 where only a Fixed Annuity Payment or a Variable Annuity is selected, or if the Annuity Payment would be or become less than $100 on each basis when a combination of Fixed and Variable Annuities is selected, the Company will reduce the frequency of payments to an interval which will result in each payment being at least $200, or $100 on each basis if a combination of fixed and variable annuities is selected.

ANNUITY OPTIONS: The following Annuity Options or any other Annuity Option acceptable to the Company may be selected:

     OPTION A. LIFE ANNUITY: Monthly Annuity Payments during the life of the Annuitant.

     OPTION B. LIFE ANNUITY WITH PERIODS CERTAIN OF 60,120, 180 OR 240 MONTHS:
     Monthly Annuity Payments during the lifetime of the Annuitant and in any event for sixty (60), one hundred twenty (120), one hundred eighty (180) or two hundred forty (240) months certain as selected.

     OPTION C. JOINT AND SURVIVOR ANNUITY: Monthly Annuity Payments payable during the joint lifetime of the Annuitant and a designated second person and then during the lifetime of the survivor at the percentage (100%, 75%, 66 2/3% or 50%) selected.

     OPTION D. JOINT AND CONTINGENT ANNUITY: Monthly Annuity Payments during the Annuitant's lifetime and continuing during the lifetime of a designated second person after the Annuitant's death at the percentage (either 100%, 75%, 66 2/3% or 50%) selected.

     OPTION E. FIXED PAYMENTS FOR A PERIOD CERTAIN: Fixed monthly Annuity Payments for any specified period (at least five years but not exceeding thirty years), as selected.

Annuity Options A, B, C and D are available on a Fixed Annuity Basis, a Variable Annuity basis or a combination of both. Annuity Option E is available on a Fixed Annuity basis only. Election of a Fixed Annuity or a Variable Annuity

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must be made no later than seven (7) days prior to the Annuity Date. If no election is made as between a Fixed Annuity and a Variable Annuity, the Variable Annuity will be the default option.

ANNUITY: If the Owner selects a Fixed Annuity, the Adjusted Contract Value is allocated to the General Account and the Annuity is paid as a Fixed Annuity. If the Owner selects a Variable Annuity, the Adjusted Contract Value will be allocated to the Subaccount of the Separate Account in accordance with the selection made by the Owner, and the Annuity will be paid as a Variable Annuity. The Owner can also select a combination of a Fixed and Variable Annuity and the Adjusted Contract Value will be allocated accordingly.

The Adjusted Contract Value will be applied to the applicable Annuity Table contained in the Contract based upon the Annuity Option selected by the Owner. The amount of the first payment for each $1,000 of Adjusted Contract Value is shown in the Annuity Tables. If, as of the Annuity Date, the current Annuity Option rates applicable to this class of contracts provide an initial Annuity Payment greater than guaranteed under the same Annuity Option under this Contract, the greater payment will be made.

FIXED ANNUITY: The Owner may elect to have the Adjusted Contract Value applied to provide a Fixed Annuity. The dollar amount of each Fixed Annuity Payment shall be determined in accordance with Annuity Tables contained in this Contract which are based on the minimum guaranteed interest rate of 4.0% per year. After the initial Fixed Annuity Payment, the payments will not change regardless of investment, mortality or expense experience.

VARIABLE ANNUITY: Variable Annuity Payments reflect the investment performance of the Separate Account in accordance with the allocation of the Adjusted Contract Value to the Subaccounts during the Annuity Period. Variable Annuity Payments are not guaranteed as to dollar amount.

The dollar amount of the first Variable Annuity Payment is determined in accordance with the description above. The dollar amount of Variable Annuity Payments for each applicable Subaccount after the first Variable Annuity Payment is determined as follows:

     1. the dollar amount of the first Variable Annuity Payment is divided by the value of an Annuity Unit for each applicable Subaccount as of the Annuity Date. This sets the number of Annuity Units for each monthly payment for the applicable Subaccount. The number of Annuity Units for each applicable Subaccount remains fixed during the Annuity Period;

     2. the fixed number of Annuity Units per payment in each Subaccount is multiplied by the Annuity Unit Value for that Subaccount for the last Valuation Period of the month preceding the month for which the payment is due. This result is the dollar amount of the payment for each applicable Subaccount.

The total dollar amount of each Variable Annuity Payment is the sum of all Subaccount Variable Annuity Payments reduced by the applicable portion of the Annual Contract Maintenance Charge.

ANNUITY UNIT: The value of any Annuity Unit for each Subaccount of the Separate Account was arbitrarily set initially at $10.

The Subaccount Annuity Unit Value at the end of any subsequent Valuation Period is determined by subtracting (2) from (1) and dividing the result by (3) and multiplying the result by a factor which neutralizes the assumed investment rate of 4% contained in the Annuity Tables where:

     1. is the net result of:

        a. the assets of the Subaccount attributable to the Annuity Units; plus or minus

        b. the cumulative charge or credit for taxes reserved which is determined by the Company to have resulted from the operation or maintenance of the Subaccount;

     2. is the cumulative unpaid charge for the Mortality and Expense Risk Charge and for the Administrative Charge, which are shown on the Contract Data Page.

     3. is the number of Annuity Units outstanding at the end of the Valuation Period.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

MORTALITY TABLES: The Annuity Tables contained in this Contract utilize an Assumed Investment Rate of 4% for the determination of the initial Variable Annuity Payment and a minimum guaranteed rate of 4% per year for the determination of the monthly Fixed Annuity Payment.

The mortality table used in determining the Annuity Purchase Rates for Options A, B, C, and D is the 1983 Blended Individual Annuity mortality table with 60% female and 40% male lives and a pivotal age of 55. In using this mortality table, Ages of Annuitants will be reduced by one year for Annuity Dates occurring during the 1990's, reduced two years for Annuity Dates occurring during the decade 2000-2009, and so on.

The dollar amount of an Annuity Payment for any Age or combination of Ages not shown in the Tables or for any other form of Annuity Option agreed to by the Company will be provided by the Company upon request.

SUPPLEMENTARY AGREEMENT: A Supplementary Agreement setting forth the terms of the Annuity Option selected will be issued at the Annuity Date, at which time this Contract will be exchanged for the Supplementary Agreement.

                       SUSPENSION OR DEFERRAL OF PAYMENTS

The Company reserves the right to suspend or postpone payments for a withdrawal or transfer for any period when:

     1. the New York Stock Exchange is restricted;

     2. trading on the New York Stock Exchange is restricted;

     3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or

     4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

                   ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

ANNUITANT: The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated in the Application, unless changed prior to the Annuity Date. The Annuitant may not be changed in a Contract which is owned by a non-natural person.

OWNER: The Owner has all rights and may receive all benefits under this Contract. Prior to the Annuity Date, the Owner is the person designated in the Application, unless changed. On and after the Annuity Date:

     1. the Annuitant is the Owner; and

     2. upon the death of the Annuitant, the Beneficiary is the Owner.

The Owner may change the Owner at any time prior to the Annuity Date. A change of Owner will automatically revoke any prior designation of Owner. A request for change must be:

     1. made in writing; and

     2. received by the Company at the Annuity Service Center.

The change will become effective as of the date the written request is signed. A new designation of Owner will not apply to any payment made or action taken by the Company prior to the time it was received.

JOINT OWNER: The Contract can be owned by Joint Owners. If Joint Owners are named, any Joint Owner must be the spouse of the other Owner. Upon the death of either Owner, the surviving spouse will be the Primary Beneficiary. Any other Beneficiary designated in the Application or as subsequently changed will be treated as a Contingent Beneficiary unless otherwise indicated in writing to the Company.

ASSIGNMENT: The Owner may, at any time during his or her lifetime, assign his or her rights under this Contract. The Company will not be bound by any assignment until written notice is received by the Company. The Company is not responsible for the validity of any assignment. The Company will not be liable as to any payment or other settlement made by the Company before receipt of the assignment.

                             BENEFICIARY PROVISIONS

BENEFICIARY: The Beneficiary is named in the Application, unless changed. The Beneficiary is entitled to receive the benefits to be paid at the death of the Owner.

Unless the Owner provides otherwise, the Death Benefit will be paid in equal shares to the survivor(s) as follows:

     1. to the Primary Beneficiary(ies) who survive the Owner's death; or if there are none

     2. to the Contingent Beneficiary(ies) who survive the Owner's death; or if there are none

     3. to the estate of the Owner.

CHANGE OF BENEFICIARY: Subject to the rights of any irrevocable
Beneficiary(ies), the Owner may change the Primary Beneficiary(ies) or Contingent Beneficiary(ies). A change may be made by filing a written request with the Company. The change will take effect as of the date the notice is signed. The Company will not be liable for any payment made or action taken before it records the change.

                               GENERAL PROVISIONS

THE CONTRACT:  The entire Contract consists of:

     1. this Contract;

     2. the Application which is attached to this Contract; and

     3. any riders or endorsements attached to this Contract.

This Contract may be changed or altered only by the President or Vice President and the Secretary of the Company. A change or alteration must be made in writing.

MISSTATEMENT OF AGE: If the Age of the Annuitant, or the Age of any designated second person, has been misstated, any Annuity benefits payable will be the Annuity benefits provided by the correct Age. After Annuity Payments have begun, any underpayments will be made up in one sum with the next Annuity Payment. Any overpayments will be deducted from future Annuity Payments until the total is repaid.

INCONTESTABILITY: The Contract will not be contestable after it has been in force for a period of two years from the Issue Date.

MODIFICATION: This Contract may be modified in order to maintain compliance with applicable state and federal law.

NON-PARTICIPATING: This Contract will not share in any distribution of dividends.

EVIDENCE OF SURVIVAL: The Company may require satisfactory evidence of the continued survival of any person(s) on whose life Annuity Payments are based.

PROOF OF AGE: The Company may require evidence of Age of any payee under Annuity Options A, B, C, and D and of the designated second person under Annuity Options C and D.

PROTECTION OF PROCEEDS: To the extent permitted by law, Death Benefits and Annuity Payments shall be free from legal process and the claim of any creditor if the person is entitled to them under this Contract. No payment and no amount under this Contract can be taken or assigned in advance of its payment date unless the Company receives the Owner's written consent.

REPORTS: At least once each calendar year, the Company will furnish the Owner with a report showing the Contract Value and any other information as may be required by law. The Company will also furnish an annual report of the Separate Account. Reports will be sent to the last known address of the Owner.

TAXES: Any taxes paid to any governmental entity relating to this Contract will be deducted from the Purchase Payment or Contract Value when incurred. The Company will, in its sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account; receipt by the Company of the Purchase Payments; or commencement of Annuity Payments. The Company may, at its sole discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right the Company may have to deduct amounts at a later date. The Company will deduct any withholding taxes required by applicable law.

TRANSFER BY THE COMPANY: The Company reserves the right to transfer its obligations hereunder to another qualified life insurance company under an assumption reinsurance arrangement without the prior consent of the Owner.

                              ANNUITY OPTION TABLES

                    OPTIONS A AND B - LIFETIME PAYMENT OPTION
              MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED


                  Payments Guaranteed For                                               Payments Guaranteed For
Adjusted    Life Only     5 Years     10 Years    20 Years          Adjusted     Life Only     5 Years      10 Years      20 Years
--------    ---------     -------     --------    --------          --------     ---------     -------      --------      --------
   Age                                                                  Age
    50          4.64         4.63        4.60         4.50              70           7.16         7.05          6.73        5.68
    51          4.70         4.69        4.66         4.55              71           7.40         7.275         6.90        5.73
    52          4.77         4.76        4.73         4.50              72           7.66         7.51          7.07        5.77
    53          4.85         4.83        4.80         4.66              73           7.94         7.76          7.25        5.81
    54          4.92         4.91        4.87         4.71              74           8.24         8.02          7.43        5.84

    55          5.01         4.99        4.95         4.77              75           8.56         8.31          7.61        5.87
    56          5.09         5.08        5.03         4.83              76           8.91         8.60          7.80        5.90
    57          5.19         5.17        5.11         4.89              77           9.29         8.92          7.98        5.92
    58          5.29         5.27        5.20         4.95              78           9.70         9.25          8.17        5.94
    59          5.39         5.37        5.30         5.02              79          10.14         9.60          8.35        5.95

    60          5.50         5.48        5.40         5.08              80          10.61         9.97          8.53        5.97
    61          5.62         5.60        5.51         5.15              81          11.12         10.35         8.70        5.98
    62          5.75         5.72        5.62         5.21              82          11.67         10.75         8.86        5.98
    63          5.89         5.85        5.73         5.28              83          12.27         11.16         9.01        5.99
    64          6.04         5.99        5.86         5.34              84          12.90         11.58         9.15        5.99

    65          6.20         6.14        5.99         5.40              85          13.59         12.00         9.28        6.00
    66          6.36         6.30        6.12         5.46
    67          6.54         6.47        6.27         5.52
    68          6.74         6.65        6.41         5.58
    69          6.94         6.85        6.57         5.63


Monthly payment rates for all other ages will be furnished on request. For quarterly payments, multiply the monthly payment rate by 2.99. For semi-annual payments, multiply by 5.95. For annual payment, multiply by 11.78.

                    OPTIONS C AND D - JOINT LIFETIME PAYMENT
     MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED PAYMENTS FOR TWO
                                   LIVES ONLY

  ANNUITANTS' AGES                                                              PERCENTAGE OF PAYMENT PAYABLE TO
SURVIVING
                                                                                                 ANNUITANT IS:
PRIMARY        JOINT                                                                 50%        66 2/3%        75%       100%

(A) Payments reduce upon the death of either the Annuitant or the Joint Annuitant:
    50           50                                                                  4.64         4.47        4.39       4.18
    50           55                                                                  4.81         4.62        4.53       4.28

    55           55                                                                  5.01         4.80        4.70       4.43
    55           60                                                                  5.24         5.00        4.88       4.57

    60           60                                                                  5.50         5.24        5.11       4.77
    60           65                                                                  5.83         5.51        5.36       4.96

    65           65                                                                  6.20         5.84        5.68       5.24
    65           70                                                                  6.65         6.21        6.02       5.50

(B) Payments reduce only upon the death of the Annuitant (ERISA Joint and Survivor Annuity Option):

    50           50                                                                  4.39         4.32        4.28       4.18
    50           55                                                                  4.45         4.39        4.37       4.28
    55           50                                                                  4.62         4.50        4.44       4.28

    55           55                                                                  4.70         4.61        4.56       4.43
    55           60                                                                  4.78         4.71        4.67       4.57
    60           55                                                                  4.99         4.84        4.77       4.57

    60           60                                                                  5.11         4.99        4.93       4.77
    60           65                                                                  5.22         5.13        5.09       4.96
    65           60                                                                  5.51         5.31        5.22       4.96

    65           65                                                                  5.68         5.52        5.45       5.24
    65           70                                                                  5.83         5.71        5.66       5.50
    70           65                                                                  6.22         5.96        5.84       5.50

Monthly payment rates for other age combinations will be furnished on request. For quarterly payments, multiply the monthly payment rate by 2.99. For semi-annual payments, multiply by 5.95. For annual payment, multiply by 11.78.

                          OPTION E - FIXED TIME PAYMENT
              MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

       YEARS         MONTHLY PAYMENT               YEARS          MONTHLY PAYMENT              YEARS         MONTHLY PAYMENT
         1               Not Available               11                   $9.31                  21                  $5.81
         2               Not Available               12                   8.69                   22                   5.64
         3               Not Available               13                   8.17                   23                   5.49
         4               Not Available               14                   7.72                   24                   5.35
         5                   18.32                   15                   7.34                   25                   5.22

         6                   15.56                   16                   7.00                   26                   5.10
         7                   13.59                   17                   6.71                   27                   5.00
         8                   12.12                   18                   6.44                   28                   4.90
         9                   10.97                   19                   6.21                   29                   4.80
        10                   10.06                   20                   6.00                   30                   4.72

For quarterly payments, multiply the monthly payment rate by 2.99. For semi-annual payments, multiply by 5.95. For annual payment, multiply by 11.78.

                               FIRST VARIABLE LIFE

                      FIRST VARIABLE LIFE INSURANCE COMPANY
                              LITTLE ROCK, ARKANSAS

                          ENHANCED DEATH BENEFIT RIDER

This Rider is part of the Contract to which it is attached and is effective upon issuance. The Contract is amended as follows:

      ENHANCED DEATH BENEFIT. Upon the death of the Owner prior to the Annuity Date, the Death Benefit will be paid to the Beneficiary designated by the Owner. The Death Benefit will be the greater of:

           1. the Purchase Payments, less any withdrawals including any applicable withdrawal charges; or

           2.   the Contract Value; or

           3. the Contract Value as of the first day of the current five Contract Year period plus any Purchase Payments made since that day and less any amounts withdrawn since that day.

The first five Contract Year period begins on the Issue Date, the second five Contract Year period begins on the fifth Contract Anniversary, and so forth. If the Beneficiary is the spouse of the Owner and elects to continue the Contract, the Contract Value remains unchanged and no determination of the Death Benefit is made at that time.


          s/Arnold R. Bergman                       s/John M. Soukup

              Secretary                                  President

                               FIRST VARIABLE LIFE

                      FIRST VARIABLE LIFE INSURANCE COMPANY
                              LITTLE ROCK, ARKANSAS

                              GENERAL ACCOUNT RIDER
                       ONE YEAR INTEREST GUARANTEE PERIOD

This Rider is part of the Contract to which it is attached and is effective upon issuance. The Contract is amended as follows:

                                   DEFINITIONS

CONTRACT VALUE -- The sum of the Owner's interest in the Subaccounts of the Separate Account and in the General Account.

GENERAL ACCOUNT VALUE -- The Owner's interest in the General Account.

VARIABLE ACCOUNT VALUE -- The Owner's interest in the Subaccounts of the Separate Account.

                           PURCHASE PAYMENT PROVISIONS

ALLOCATION OF PURCHASE PAYMENTS -- The Purchase Payments for the General Account Rider shall be allocated to the General Account. The minimum and maximum subsequent Purchase Payments are shown on the Contract Data Page.

                            CONTRACT VALUE PROVISION

CONTRACT VALUE -- The Purchase Payments for this General Account Rider shall be allocated to the General Account.

The Contract Value on any Valuation Date is the sum of the Owner's interest in the Subaccounts of the Separate Account and in the General Account. The General Account Value at any time is equal to the sum of the Purchase Payments allocated to the General Account, amounts transferred to the General Account and interest credited to the General Account less amounts transferred from the General Account, any partial withdrawals, Withdrawal Charges, Contract Maintenance Charges, Transfer Fees and applicable taxes.

                       ANNUAL CONTRACT MAINTENANCE CHARGE

DEDUCTION FOR ANNUAL CONTRACT MAINTENANCE CHARGE - This charge is deducted from the General Account Value and the Separate Account Value by subtracting values from the General Account Value and/or canceling Accumulation Units from each applicable Subaccount in the ratio that the value of each account bears to the total Contract Value.

                               TRANSFER PROVISIONS

The Transfers Prior to the Annuity Date section is replaced in its entirety by the following provisions:

TRANSFERS PRIOR TO THE ANNUITY DATE - Prior to the Annuity Date, the Owner may transfer all or a part of the Owner's interest in a Subaccount or the General Account without the imposition of any fee or charge if there have been no more than the number of free transfers shown on the Contract Data Page for the Contract Year.

All transfers are subject to the following:

(1) if more than the number of free transfers have been made in the Contract Year, the Company will deduct a Transfer Fee. The Transfer Fee is shown on the Contract Data Page. The Transfer Fee will be deducted from the Account from which the transfer is made. However, if the entire interest in an Account is being transferred, the Transfer Fee will be deducted from the amount which is transferred.

(2) the minimum amount which may be transferred and which must remain in the Account is shown on the Contract Data Page.

(3) any transfer direction must clearly specify: (A) the amount which is to be transferred; and (B) the Accounts which are to be affected.

(4) the Company reserves the right at any time and without prior notice to any party to terminate, suspend or modify the transfer privileges described above.

(5) all Purchase Payments and transfers allocated to the General Account must remain in the General Account for one year prior to any transfer from the General Account.

If the Owner elects to use the transfer privilege, the Company will not be liable for transfers made in accordance with the Owner's instruction.

                                INTEREST CREDITS

INTEREST TO BE CREDITED - The Company guarantees that the interest rate credited to the General Account Value will not be less than the minimum Guaranteed Interest Rate equal to: an effective rate of 3% per year. The Company may credit additional interest in its sole discretion. The Initial Guaranteed Interest Rate shall be as set forth on the Contract Data Page for the Initial Interest Guarantee Period which shall be for one year from the date the Purchase Payment is allocated to the General Account. Upon the expiration of the Initial Interest Guarantee Period, the Company will in its discretion determine the Guaranteed Interest Rate for each subsequent Interest Guarantee Period. Such subsequent Interest Guarantee Period shall be for successive one year periods after the expiration of the Initial Interest Guarantee Period. The Guaranteed Interest Rate for any subsequent Purchase Payments allocated to the General Account shall be that rate in effect at the time of the allocation or transfer to the General Account. Interest will be credited daily to the General Account Value.

                              WITHDRAWAL PROVISIONS

A withdrawal will result in the cancellation of Accumulation Units for each applicable Subaccount of the Separate Account or a reduction in the General Account Value in the ratio that the Subaccount Value and/or the General Account Value bears to the Contract Value. The Owner must specify in writing in advance if other than the above method of cancellation and reduction is to be used.

                       SUSPENSION OR DEFERRAL OF PAYMENTS

The Company reserves the right to defer payment for a withdrawal or transfer from the General Account for the period permitted by law but not for more than six months after written election is received by the Company.


       s/Arnold R. Bergman                         s/John M. Soukup

           Secretary                                   President

                  [FIRST VARIABLE LIFE INSURANCE COMPANY LOGO]

                      FIRST VARIABLE LIFE INSURANCE COMPANY

                              LITTLE ROCK, ARKANSAS


                            ANNUITIZATION BONUS RIDER


This Rider is made part of the Contract to which it is attached, and is effective upon the Issue Date:


The ANNUITY PROVISIONS of the Contract is amended to include the following:

ANNUITIZATION BONUS: The Company will increase the Contract Value on the Annuity Date if Contract Value is applied to an Annuity Option. The increase in Contract Value will be calculated by the Company with respect to Contract Value as of the immediately preceding Business Day, using the percentage shown on the Contract Data Page. The increase in Contract Value will be allocated pro-rata to the Investment Options to which Contract Value is then allocated.







      s/John M. Soukup                           s/Arnold R. Bergman

          President                                   Secretary



                      First Variable Life Insurance Company
                              Little Rock, Arkansas





               INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT WITH
                           FLEXIBLE PURCHASE PAYMENTS

                                NON-PARTICIPATING